Exhibit 99.1

A. H. Belo Corporation Announces

Second Quarter 2017 Financial Results

•      Digital and marketing services revenue grew 14.8 percent in 2017 compared to 2016, primarily from DMV, which grew $1.8 million, or 50.3 percent

•      Digital and marketing services revenue represented 38.5 percent of 2017 total advertising and marketing services revenue compared to 31.8 percent in 2016

•      Operating expense decreased $0.5 million compared to 2016

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported second quarter 2017 net loss attributable to A. H. Belo Corporation (the “Company”) of $(0.8) million,  or $(0.04) per share. In the second quarter of 2016, the Company reported net income attributable to A. H. Belo Corporation of $0.7 million, or $0.03 per fully diluted share.

In the second quarter of 2017, on a non-GAAP basis, the Company reported operating income excluding certain items (“adjusted operating income”)  of $2.8 million,  a decrease of $3.0 million,  or 51.6 percent,  when compared to adjusted operating income of $5.8 million reported in the second quarter of 2016.

Jim Moroney, chairman, president and Chief Executive Officer, said, “While the second quarter decline in print-related revenues was challenging, we continue to see excellent growth from digital marketing services as revenue improved by 14.8 percent over the prior year, primarily driven by DMV’s growth of 50.3 percent compared to the second quarter of 2016. In addition, we are making steady progress in building a base of paid digital subscribers which increased to 20,270 at the end of the second quarter, a gain of 2,101 subscribers, or 11.6 percent, over the total at the end of the first quarter. These two areas of our business have significant upside opportunity and provide the basis for growing our way into a sustainable business model.

“On the news side, we were very pleased to be recognized with numerous awards. Most recently, we received a national Edward R. Morrow Award and were recognized as a finalist for

A. H. Belo Corporation Announces Second Quarter 2017 Financial Results

August 1, 2017

the prestigious Pulitzer Prize for Breaking News reporting for our coverage on last summer’s deadly ambush of police in downtown Dallas. In addition, we were also awarded fourteen National Headliner Awards, including four first-place prizes, for our work in 2016.

“I am confident that the work we are focused on now will continue to drive our strategy to diversify our revenue through organic growth and acquisitions that are focused on providing attributable ROI to our business customers and to deliver excellent journalism that gives us the ability to build an important base of paid digital subscribers.”

Second Quarter Results from Continuing Operations

Total revenue was $63.1 million in the second quarter of 2017,  a decrease of $3.5 million, or 5.3 percent,  when compared to the second quarter of 2016.

Revenue from advertising and marketing services, including print and digital revenues, was $36.0 million in the  second quarter of 2017,  a decrease of $2.0 million, or 5.3 percent, when compared to the second quarter of 2016. Within advertising and marketing services, total digital and marketing services revenue, which includes digital advertising revenue in the Company’s publishing segment, increased 14.8 percent to $13.9 million primarily due to organic growth associated with DMV. DMV revenue increased $1.8 million, or 50.3 percent, compared to the second quarter of 2016. For the second quarter of 2017, total digital and marketing services revenue was 38.5 percent of total advertising and marketing services revenue, reflecting a 670 basis point increase when compared to the 31.8 percent reported in the second quarter of 2016. Total digital and marketing services revenue was 22.0 percent of total revenue, reflecting a 390 basis point increase when compared to the 18.1 percent reported in the second quarter of 2016.

A. H. Belo Corporation Announces Second Quarter 2017 Financial Results

August 1, 2017

Circulation revenue was $19.1 million, a decrease of $0.7 million, or 3.7 percent. The decline was primarily due to a decrease in home delivery revenue. Single copy revenue increased slightly compared to prior year, driven by an increase in the daily single copy rate, partially offset by a decrease in single copy volume.

Printing, distribution and other revenue decreased $0.8 million,  or 9.0 percent, in the second quarter of 2017, primarily due to a decrease of $0.4 million in revenue related to events the Company did not host in the second quarter of 2017, a decrease of $0.1 million related to distribution of outside publications and a $0.1 million decrease in commercial printing revenue.

Total consolidated operating expense in the second quarter was $63.5 million, a decrease of $0.5 million, or 0.7 percent, compared to the second quarter of 2016, primarily due to a decrease of $1.0 million in outside services,  $0.6 million in distribution expense and $0.5 million in newsprint expense,  partially offset by an increase in DMV’s revenue-related expenses. Excluding an increase of $0.5 million related to DMV’s headcount additions and an increase of $0.4 million related to the conversion of production personnel from temporary to staff, employee compensation and benefits expense decreased $0.9 million when compared to the second quarter of 2016.

In the second quarter of 2017, on a non-GAAP basis, total consolidated operating expense excluding certain items (“adjusted operating expense”) was  $60.3 million, a decrease of $0.6 million, or 0.9 percent, compared to $60.9 million of adjusted operating expense reported in the second quarter of 2016. This expense decrease is primarily due to a decline in outside services, distribution and newsprint expense,  partially offset by an increase in DMV’s revenue-related expenses.

The Company’s newsprint expense in the second quarter of 2017 was $3.2 million, a decrease of 4.8 percent, compared to the second quarter of 2016. Newsprint consumption declined 13.0 percent to 5,919 metric tons. Compared to the second quarter of 2016, newsprint

A. H. Belo Corporation Announces Second Quarter 2017 Financial Results

August 1, 2017

cost per metric ton increased 7.1 percent and the average purchase price per metric ton for newsprint increased 5.4 percent.

A. H. Belo Corporation Announces Second Quarter 2017 Financial Results

August 1, 2017

Non-GAAP Financial Measures

A reconciliation of operating income (loss) to adjusted operating income and of total operating costs and expense to adjusted operating expense is included in the exhibits to this release.

A. H. Belo Corporation Announces Second Quarter 2017 Financial Results

August 1, 2017

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Tuesday,  August 1, 2017, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-866-233-3843 (USA) or 651-224-7472 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on August 1, 2017 until 11:59 p.m. CDT on August 8, 2017. The access code for the replay is 426163.

A. H. Belo Corporation Announces Second Quarter 2017 Financial Results

August 1, 2017

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2017	2016	2017	2016
Net Operating Revenue:
Advertising and marketing services	$36,022	$38,040	$71,226	$73,277
Circulation	19,088	19,821	38,254	40,173
Printing, distribution and other	7,979	8,765	14,510	15,659
Total net operating revenue	63,089	66,626	123,990	129,109
Operating Costs and Expense:
Employee compensation and benefits	24,853	24,774	52,728	51,791
Other production, distribution and operating costs	29,736	29,898	58,062	58,229
Newsprint, ink and other supplies	5,993	6,461	11,894	12,519
Depreciation	2,727	2,605	5,233	5,237
Amortization	199	229	399	455
Goodwill impairment	—	—	228	—
Total operating costs and expense	63,508	63,967	128,544	128,231
Operating income (loss)	(419)	2,659	(4,554)	878
Other income (expense), net	(93)	408	(430)	487
Income (Loss) from Continuing Operations Before Income Taxes	(512)	3,067	(4,984)	1,365
Income tax provision	293	2,393	251	1,284
Net Income (Loss)	(805)	674	(5,235)	81
Net income (loss) attributable to noncontrolling interests	—	(19)	—	20
Net Income (Loss) Attributable to A. H. Belo Corporation	$(805)	$693	$(5,235)	$61

Per Share Basis
Net income (loss) attributable to A. H. Belo Corporation
Basic and diluted	$(0.04)	$0.03	$(0.24)	$0.00
Number of common shares used in the per share calculation:
Basic	21,743,390	21,614,260	21,717,032	21,564,200
Diluted	21,743,390	21,762,559	21,717,032	21,724,876

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$64,856	$80,071
Accounts receivable, net	23,960	29,114
Assets held for sale	8,740	—
Other current assets	13,860	12,939
Total current assets	111,416	122,124
Property, plant and equipment, net	33,531	43,759
Intangible assets, net	4,473	4,872
Goodwill	13,973	14,201
Other assets	6,888	7,775
Total assets	$170,281	$192,731
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,411	$9,036
Accrued compensation and other current liabilities	12,919	14,975
Advance subscription payments	12,832	13,243
Total current liabilities	34,162	37,254
Long-term pension liabilities	52,989	54,843
Other liabilities	8,777	8,812
Total liabilities	95,928	100,909
Noncontrolling interest - redeemable	—	2,670
Total shareholders’ equity attributable to A. H. Belo Corporation	74,353	87,918
Noncontrolling interests	—	1,234
Total shareholders' equity	74,353	89,152
Total liabilities and shareholders’ equity	$170,281	$192,731

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2017	2016	2017	2016
Total net operating revenue	$63,089	$66,626	$123,990	$129,109
Total operating costs and expense	63,508	63,967	128,544	128,231
Operating Income (Loss)	$(419)	$2,659	$(4,554)	$878

Total operating costs and expense	$63,508	$63,967	$128,544	$128,231
Less:
Depreciation	2,727	2,605	5,233	5,237
Amortization	199	229	399	455
Severance expense	277	258	644	1,000
Goodwill impairment	—	—	228	—
Adjusted Operating Expense	$60,305	$60,875	$122,040	$121,539

Total net operating revenue	$63,089	$66,626	$123,990	$129,109
Adjusted operating expense	60,305	60,875	122,040	121,539
Adjusted Operating Income	$2,784	$5,751	$1,950	$7,570

The Company calculates adjusted operating income by adjusting operating income (loss) to exclude depreciation,  amortization, severance expense,  pension plan settlement loss and goodwill impairment (“adjusted operating income”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income should not be considered in isolation or as a substitute for net income (loss) from continuing operations, cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.